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                                   EXHIBIT 23

                        CONSENT OF INDEPENDENT AUDITORS


To ICN Pharmaceuticals, Inc.:

         We consent to the incorporation by reference in the registration statement of ICN Pharmaceuticals, Inc. on Form S-8 (File No. 33-56971) of our report dated February 27, 1995, on our audits of the consolidated financial statements and consolidated financial statement schedule of ICN Pharmaceuticals, Inc. as of December 31, 1994 and 1993, and for each of the three years in the period ended December 31, 1994, which report is included in this annual report on Form 10K. The report referred to above includes an emphasis of a matter paragraph related to certain transactions between affiliates and an explanatory paragraph relating to the uncertainty surrounding the outcome of certain class action lawsuits.


                                                        COOPERS & LYBRAND L.L.P.


Los Angeles, California
March 31, 1995


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